EXHIBIT 99

FOR IMMEDIATE RELEASE

AT THE COMPANY	FINANCIAL RELATIONS BOARD
Dan Bevevino	Joe Calabrese	Julie Tu
Vice President & CFO	General Contact	Analyst Information
(724) 387-5235	(212) 445-8434	(212) 445-8456

RESPIRONICS POSTS 22 PERCENT REVENUE GROWTH
AND REPORTS RECORD FISCAL YEAR 2004 THIRD QUARTER

MURRYSVILLE, PA, April 22, 2004—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced record financial results for the three months and nine months ended March 31, 2004.

FINANCIAL RESULTS

Three Months Ended March 31, 2004

Net sales for the third quarter totaled $196.7 million, up 22 percent over the $161.9 million in the third quarter a year ago. All of the revenue increase represents organic growth as the Company’s acquisitions of Novametrix Medical Systems Inc. and Fuji RC were completed during the 2002 fiscal year. Changes in foreign currency exchange rates contributed approximately $2.7 million to revenues during the current year’s third quarter versus the prior year.

Domestic revenues increased 22 percent from $120.4 million in the third quarter a year ago to $146.5 million in the current year’s third quarter. The Company’s domestic revenue gains were led by a year-over-year increase of $15.2 million, or 23 percent in domestic sleep therapy products. The Company’s domestic hospital revenues increased by $6.2 million, or 30 percent over the third quarter a year ago, driven by growth in both core hospital ventilation systems as well as cardio-pulmonary monitoring devices.

International revenues totaled $50.2 million for the third quarter, a 21 percent increase over the $41.5 million reported a year ago. The strong growth in international sales was driven by significant revenue gains in the Company’s sleep therapy products for the homecare market as well as increases in the Company’s hospital ventilation product lines.

Net income for the current quarter was $18.3 million, or $0.51 per share, including the restructuring and acquisition-related expenses described below which totaled $2.9 million on a pre-tax basis or approximately $0.05 per share after-tax. Net income including restructuring and acquisition-related expenses for the third quarter of fiscal year 2003 was $13.9 million, or $0.41 per share. Excluding the impact of these charges, net income for the current quarter was $20.0 million, or $0.56 per share, a 26 percent increase over the $15.9 million, or $0.46 per share (excluding restructuring and acquisition-related expenses), reported a year ago. The improved earnings for the third quarter were primarily the result of sales and operating margin increases compared to the prior year.

Restructuring and acquisition-related expenses incurred during the quarter ended March 31, 2004 consisted primarily of restructuring charges associated with the Company’s previously announced restructuring of operations at its Wallingford, Connecticut manufacturing facility. With the financial information included in this press release, the Company is providing a tabular reconciliation of GAAP net income with net income excluding the impact of restructuring and acquisition-related expenses.

Included in the Company’s operating expenses during the quarter ended March 31, 2004 is a $3.4 million expense related to the earn-out payable to Fuji RC’s selling shareholder based on that entity’s positive financial performance and future outlook. Since this expense is not deductible for income tax purposes, the Company’s effective tax rate increased during the quarter as well.

Nine Months Ended March 31, 2004

For the nine-month period ending March 31, 2004, net sales increased to $553.1 million, a 22 percent increase compared to $452.4 million from the last year’s comparable nine-month period.

Net income for the nine-month period ended March 31, 2004 was $45.3 million, or $1.29 per share, including the restructuring and acquisition-related expenses described below which totaled $8.8 million on a pre-tax basis or approximately $0.15 per share after-tax. Excluding the impact of these charges in both periods, net income on a year-to-date basis was $50.8 million, or $1.44 per share, a 25 percent increase over the $40.6 million, or $1.18 per share, reported a year ago.

COMMENTS FROM MANAGEMENT

Quarterly Results

John Miclot, President and Chief Executive Officer of Respironics, commented, “We are very pleased to be reporting another strong quarter of financial results. It is particularly gratifying to report a balanced performance across our three core growth drivers of sleep, ventilation and international expansion initiatives. All three areas achieved revenue growth outpacing the growth in the underlying markets and contributed significantly to our results for the quarter. Our domestic homecare division’s 20 percent growth year-over-year was led by 23 percent growth in sleep therapy and demonstrates the continued acceptance of our products and programs in this marketplace even in the face of an increasingly challenging environment. Our hospital division also posted impressive results with 30 percent year-over-year growth. The Esprit™ Critical Care Ventilator as well as the BiPAP® Vision® Non-Invasive Ventilator continue to drive revenues on the therapeutic side of the business. Our Esprit Ventilator, with its rich feature set and economical price, continues to gain increased share in the critical care market, while the noninvasive ventilation mode of therapy offered by our Vision Ventilator is gaining broader acceptance in the hospital setting. Additionally, our cardio-pulmonary monitoring products contributed to our domestic hospital growth with revenue increases of over 20 percent during the current quarter,” he added.

“In the international markets, our strong growth continues to be led by revenue gains in Europe and Asia across the sleep and ventilation product portfolios,” Miclot stated. “Our investments in the international markets continue to drive our positive results. Our international sleep therapy revenues increased by 27 percent year-over-year during the current quarter as the Respironics C-Flex™ technology and masks continue to be embraced by our customers. Our international hospital revenues increased by 30 percent year-over-year, led by increases in sales of our Vision Ventilator as well as revenues generated by Fuji RC in the critical care marketplace,” he noted.

Respironics continued to strengthen its overall financial position with another strong quarter of cash generation. The Company’s cash provided from operations exceeded $40.0 million and overall cash balances increased by over $35.0 million during the quarter. Through nine months in fiscal year 2004, the Company generated more than $91.0 million of cash from operations, while increasing its cash balance by over $61.0 million. Days sales outstanding for accounts receivable continues to improve, and were 62 days for the quarter ended March 31, 2004.

John Miclot further commented, “Our strategy calls for us to invest in both our current markets and also explore other areas of sleep and respiratory that can broaden the Company’s presence in these markets and complement our core growth drivers.” As previously announced, on February 27, 2004 the Company paid a base purchase price of $5.5 million to acquire 100 percent of the outstanding capital stock of Caradyne Limited (Caradyne), an Ireland-based company that is involved in the development, manufacturing and marketing of unique ventilation and humidification technology. “The Company’s current financial performance and balance sheet strength position us to explore other strategic investments like Caradyne, “ he concluded.

Outlook

The Company’s earnings per share estimates for the quarter ending June 30, 2004 are in the range of $0.57 to $0.59 (exclusive of the restructuring and acquisition-related expenses described below), resulting in earnings per share estimates of approximately $2.01 to $2.03 for the 2004 fiscal year. Revenue expectations for the Company’s fourth quarter of 2004 are in the range of approximately $195.0 million to $200.0 million, resulting in revenues of approximately $748.0 to $753.0 million for the 2004 fiscal year.

This earnings per share outlook does not include the impact of restructuring expenses that will occur during the fourth quarter of the 2004 fiscal year resulting from previously announced restructuring actions at the Wallingford, Connecticut manufacturing facility. During the fourth quarter of 2004, the Company expects to incur additional restructuring expenses estimated to be in the range of $1.0 million to $1.5 million on a pre-tax basis, or $0.02 to $0.03 per share after tax, associated with these actions. See the tabular financial information included in this press release for additional information.

* * * * *

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and healthcare providers. Respironics markets its products in over 100 countries and employs more than 2,900 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

The Company will host a conference call at 8:30 a.m. Eastern Time today to discuss these quarterly results, market trends and future outlook. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at www.respironics.com or at www.companyboardroom.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the web cast will be available following the call.

FORWARD-LOOKING STATEMENT

This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry, third-party reimbursement policies and practices, effectiveness of programs, future sales and acceptance of the Company’s products and Power Programs™, new product development, anticipated cost savings and regulatory requirements, regulatory enforcement actions, anticipated results from acquisitions, foreign operations, growth rates of foreign markets, and future levels of earnings and revenues, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

RESPIRONICS, INC. AND SUBSIDIARIES

Condensed Statement of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Nine months ended
	3/31/04	3/31/03	3/31/04	3/31/03
Sales	$196,732	$161,858	$553,108	$452,382
Gross profit	106,486	82,727	292,022	227,193
Restructuring and acquisition-related expenses	2,885	3,182	8,775	13,746
Income before income taxes	30,464	22,370	73,292	51,473
Net income	18,294	13,917	45,345	32,016
Basic earnings per share	0.53	0.41	1.33	0.96
Diluted earnings per share	0.51	0.41	1.29	0.93
Diluted earnings per share, excluding impact of restructuring and acquisition-related expenses (1)	0.56	0.46	1.44	1.18
Basic shares outstanding	34,530	33,622	34,222	33,483
Diluted shares outstanding	35,524	34,308	35,158	34,524

(1)	- See reconciliation of Non-GAAP financial measures in table at end of press release.

Product Sales Summary
(Unaudited)
(Dollars in thousands)

	Three months ended		Nine months ended
	3/31/04	3/31/03	3/31/04	3/31/03
Domestic Homecare	$119,370	$99,431	$342,658	$283,838
Domestic Hospital	27,170	20,924	69,538	60,650
International	50,192	41,503	140,912	107,894
Total	$196,732	$161,858	$553,108	$452,382

Condensed Balance Sheet
(Dollars in thousands)

	At	At
	3/31/04	6/30/03
	(Unaudited)

Cash	$157,767	$95,900
Trade accounts receivable	135,826	128,127
Inventory	86,624	83,986
Other current assets	38,637	32,002
Total current assets	418,854	340,015
Property, plant and equipment (net)	110,573	98,680
Other assets, including goodwill	148,517	143,501
Total assets	$677,944	$582,196
Current liabilities	$146,732	$127,229
Long-term obligations	24,551	16,513
Other non-current liabilities	10,392	11,585
Shareholders’ equity	496,269	426,869
Total liabilities and shareholders’ equity	$677,944	$582,196

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands, except per share amounts)

In managing its business, Respironics makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations from core operations. The measure, “net income, excluding the impact of restructuring and acquisition-related expenses,” is reconciled with GAAP net income in the table below.

	Three months ended		Nine months ended
	3/31/04	3/31/03	3/31/04	3/31/03
GAAP net income	$18,294	$13,917	$45,345	$32,016
Restructuring and acquisition-related expenses, net of tax	1,683	1,980	5,422	8,550
Net income, excluding the impact of restructuring and acquisition-related expenses	$19,977	$15,897	$50,767	$40,566
Diluted shares outstanding	35,524	34,308	35,158	34,524
Diluted earnings per share, excluding the impact of restructuring and acquisition-related expenses	$0.56	$0.46	$1.44	$1.18

Restructuring and acquisition-related expenses consist of the following:

	Three months ended		Nine months ended
	3/31/04	3/31/03	3/31/04	3/31/03
Restructuring charges associated with facility changes
Included in cost of goods sold	$0	$0	$0	$355
Included in restructuring and acquisition-related expenses	2,885	1,930	8,775	7,430
Acquisition-related integration expenses	0	1,252	0	5,961
Total	$2,885	$3,182	$8,775	$13,746

Respironics believes that presenting diluted earnings per share, excluding the impact of restructuring and acquisition-related expenses, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses this information in evaluating the Company’s results of operations and believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations. The events giving rise to these restructuring and acquisition-related expenses (business acquisitions and facility consolidations) are not associated with the Company’s normal operating business activities and are expected to result in future market opportunities, cost savings, and other benefits.